EXHIBIT 99.1

CAUTIONARY STATEMENTS FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE
PRIVATE SECURITIES REFORM ACT OF 1995

RISK FACTORS

FURTHER DECLINES IN OVERALL ECONOMIC ACTIVITY IN OUR MARKETS COULD ADVERSELY AFFECT OUR OPERATING RESULTS. As a result of the current slowdown in economic activity, there has been a decrease in our occupancy rates and a decline in rents for our office properties in most all major markets in which we own properties. At December 31, 2001, our office properties in our top 20 markets, in which approximately 95% of our office properties based on square footage are located, were 91.8% occupied compared to 94.8% at December 31, 2000. Our office properties in our top five markets (San Francisco, Boston, San Jose, Seattle and Chicago), in which approximately 52% of our office properties based on square footage are located, were 92.5% occupied compared to 97.7% at December 31, 2000, with the occupancy rate in our top five markets ranging from 86.8% for our office properties in San Francisco to 97.2% in Boston. Overall, our office portfolio was 91.8% occupied at December 31, 2001 compared to 94.6% occupied at December 31, 2000. Average rents for new office leases for which the tenants have occupied the space during the relevant period for our entire portfolio, which may lag behind market rents because leasing decisions typically are made anywhere from one month to 12 months prior to taking occupancy, were approximately $30.76 per square foot for the quarter ended December 31, 2001, compared to $31.08 per square foot for the quarter ended September 30, 2001 and $32.48 per square foot for quarter ended December 31, 2000. These rent declines, which vary by market, reflect the downward trend in market rents due to the continued slowdown in economic activity. At December 31, 2001, leases for 15.4 million square feet, including month to month leases, or 12.0% of our office portfolio, will expire in 2002. In our top five markets, leases for 5.6 million square feet, or 10.4% of our office portfolio, will expire in 2002. We believe that it is too soon to draw any conclusions about where occupancy rates or market rents ultimately will stabilize. Further decreases in occupancy rates and/or further declines in rents could adversely affect our revenues and results of operations in subsequent periods.

     WE MAY BE UNABLE TO MANAGE EFFECTIVELY OUR RAPID GROWTH AND EXPANSION INTO NEW MARKETS. We have grown rapidly since our initial public offering in July 1997. At December 31, 2001, we had a portfolio comprising approximately 128.2 million square feet of commercial office properties in 23 states and the District of Columbia, approximately 6.0 million square feet of industrial properties and approximately 2.4 million square feet of properties under development with an expected investment in properties under development of approximately $613.7 million. On a square footage basis, our office portfolio grew by approximately 297% from the time of our initial public offering in July 1997 through December 31, 2001. If we do not effectively manage our rapid growth, the market value of our securities may decline.

     OUR PERFORMANCE AND SHARE VALUE ARE SUBJECT TO RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY. If we do not generate income sufficient to pay our expenses, service our debt and maintain our properties, we may not be able to make expected distributions to our securityholders. As a real estate company, we are susceptible to the following real estate industry risks:

•	downturns in the national, regional and local economic conditions where our properties are located;

•	local conditions such as an oversupply of office properties, including space available by sublease, or a reduction in demand for high rise and other office properties;

•	the attractiveness of our properties to tenants;

•	competition from other available office properties;

•	changes in market rental rates and the need to periodically repair, renovate and relet space;

•	our ability to collect rent from tenants; and

•	our ability to pay for adequate maintenance, insurance, utility, security and other operating costs, including real estate taxes that may increase over time as markets stabilize, and that are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property.

     WE MAY NOT INTEGRATE SUCCESSFULLY THE OPERATIONS OF SPIEKER AND WE MAY NOT REALIZE INTENDED BENEFITS OF THE SPIEKER MERGER, EITHER OF WHICH COULD HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF OUR COMMON SHARES. The completion on July 2, 2001 of our acquisition by merger of Spieker Properties, Inc. poses risks for our ongoing operations, including that:

•	we may not achieve expected cost savings and operating efficiencies, such as the elimination of redundant administrative costs and property management costs;

•	the diversion of management attention to the integration of the operations of Spieker could have an adverse effect on our revenues, expenses and operating results;

•	the current slowdown in economic activity has had greater impact on the demand for office space in California and other West Coast markets in which Spieker had a substantial presence;

•	we may experience difficulties and incur expenses related to the assimilation and retention of Spieker non-executive employees; and

•	we may not effectively integrate Spieker’s operations.

     If we fail to integrate successfully Spieker and/or to realize the intended benefits of the Spieker merger, the market price of our common shares could decline.

     WE MAY BE UNABLE TO RENEW LEASES OR RELET SPACE AS LEASES EXPIRE OR ARE TERMINATED. When our tenants decide not to renew their leases upon expiration or they terminate their leases early, we may not be able to relet the space. Even if the tenants do renew or we can relet the space, the terms of renewal or reletting, including the cost of required renovations, may be less favorable than current lease terms or less favorable than the market has anticipated in the valuation of our securities. From now through December 31, 2005, leases on our office properties will expire on a total of approximately 48% of the currently occupied rentable square feet at such properties. If we are unable to renew the leases or relet this space within a reasonable time period, or if the rental rates upon a renewal or reletting are significantly lower than expected rates, then our cash flow and ability to service debt and make anticipated distributions to securityholders could be adversely affected.

     WE FACE POTENTIAL ADVERSE EFFECTS FROM TENANT BANKRUPTCIES OR INSOLVENCIES. The bankruptcy or insolvency of our tenants may adversely affect the income produced by our properties. Although we have not experienced material losses from tenant bankruptcies or insolvencies in the past, our tenants could file for bankruptcy protection or become insolvent in the future. If a tenant defaults, we may experience delays and incur substantial costs in enforcing our rights as landlord. If a tenant files for bankruptcy, a court could allow the tenant to reject and terminate its lease with us. In either circumstance, our cash flow and results from operations could be adversely affected.

     NEW ACQUISITIONS MAY FAIL TO PERFORM AS EXPECTED. Assuming we are able to obtain capital on commercially reasonable terms, we may acquire new office properties. Newly acquired properties may fail to perform as expected. We may underestimate the costs necessary to bring an acquired property up to standards established for its intended market position.

     COMPETITION FOR ACQUISITIONS COULD RESULT IN INCREASED PRICES FOR PROPERTIES. We expect other major real estate investors with significant capital to compete with us for attractive investment opportunities. These competitors include publicly traded REITs, private REITs, investment banking firms and private institutional investment funds. This competition could increase prices for office properties.

     BECAUSE REAL ESTATE INVESTMENTS ARE ILLIQUID, WE MAY NOT BE ABLE TO SELL PROPERTIES WHEN APPROPRIATE. Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. This inability to respond to changes in the performance of our investments could adversely affect our ability to service debt and make distributions to our securityholders. In addition, there are limitations under the federal income tax laws applicable to REITs and agreements that we have entered into in connection with the acquisition of some of our properties that may limit our ability to sell our assets.

     SOME POTENTIAL LOSSES ARE NOT COVERED BY INSURANCE. We carry comprehensive liability, fire, extended coverage and rental loss insurance on all of our properties. There are, however, some types of losses, such as lease and other contract claims, that generally are not insured. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. Nevertheless, we might remain obligated for any mortgage debt or other financial obligations related to the property. We carry earthquake insurance on all of our properties, including those located in California and Washington. Our earthquake policies are subject, however, to coverage limitations. We cannot guarantee that we will be able to obtain adequate coverage for terrorist acts that may occur in the future. We also cannot guarantee that material losses in excess of insurance proceeds will not occur in the future.

     WE DO NOT CONTROL THE DECISIONS OF JOINT VENTURES OR PARTNERSHIPS IN WHICH WE HOLD LESS THAN A CONTROLLING INTEREST. From time to time we invest in joint ventures or partnerships in which we do not hold a controlling interest. These investments involve risks that are not present with assets in which we own a controlling interest, including the possibility that our co-venturers or partners might at any time have economic or other business interests or goals that are inconsistent with our business interests or goals. Because we lack a controlling interest, our co-venturers or partners may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives. There is no limitation under our organizational documents as to the amount of available funds that we may invest in joint ventures or partnerships.

     SCHEDULED DEBT PAYMENTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. Our business is subject to risks normally associated with debt financing. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity or debt capital, our cash flow will not be sufficient in all years to repay all maturing debt. If prevailing interest rates or other factors at the time of refinancing, such as the possible reluctance of lenders to make commercial real estate loans or if our debt is no longer rated investment grade by the rating agencies, result in higher interest rates, increased interest expense would adversely affect cash flow and our ability to service debt and make anticipated distributions to our securityholders.

     WE ARE OBLIGATED TO COMPLY WITH FINANCIAL COVENANTS IN OUR DEBT THAT COULD RESTRICT OUR RANGE OF OPERATING ACTIVITIES. The mortgages on our properties contain customary negative covenants, including limitations on our ability, without the prior consent of the lender, to further mortgage the property, to enter into new leases outside of stipulated guidelines or to materially modify existing leases. In addition, our credit facility contains customary requirements, including restrictions and other limitations on our ability to incur debt, debt to assets ratios, secured debt to total assets ratios, debt service coverage ratios and minimum ratios of unencumbered assets to unsecured debt. The indentures under which our senior unsecured debt have been issued contain financial and operating covenants including coverage ratios and limitations on our ability to incur secured and unsecured debt. These covenants will reduce our flexibility in conducting our operations and create a risk of default on our debt if we cannot continue to satisfy them.

     OUR DEGREE OF LEVERAGE COULD LIMIT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING. Our debt to market capitalization ratio, which we calculate as total debt as a percentage of total debt plus the liquidation value of our preferred shares and the market value of our outstanding common shares and the outstanding units of EOP Partnership owned by third parties, was approximately 44.4% as of December

31, 2001. Our leverage could have important consequences to our securityholders, including affecting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes and making us more vulnerable to a downturn in business or the economy generally.

     OUR INVESTMENT IN PROPERTY DEVELOPMENT MAY BE MORE COSTLY THAN ANTICIPATED. We intend to continue to develop office properties where we believe market conditions warrant. Our development and construction activities may involve the following risks:

•	we may be unable to proceed with the development of properties because we cannot obtain financing with favorable terms;

•	we may incur construction costs for a development project which exceed our original estimates due to increased material, labor or other costs, which could make completion of the project uneconomical because we may not be able to increase rents to compensate for the increase in construction costs;

•	we may be unable to obtain, or face delays in obtaining, required zoning, land-use, building, occupancy, and other governmental permits and authorizations, which could result in increased costs and could require us to abandon our activities entirely with respect to a project;

•	we may abandon development opportunities after we begin to explore them and as a result we may fail to recover expenses already incurred;

•	we may expend funds on and devote management time to projects which we do not complete;

•	we may be unable to complete construction and leasing of a property on schedule, resulting in increased debt service expense and construction or renovation costs;

•	we may lease developed properties at below expected rental rates; and

•	occupancy rates and rents at newly completed properties may fluctuate depending on a number of factors, including market and economic conditions, and may result in our investment not being profitable.

     RISING INTEREST RATES COULD ADVERSELY AFFECT OUR CASH FLOW. Advances under our credit facility bear interest at a variable rate based upon LIBOR. We also have entered into interest rate swap agreements effectively converting $550 million of fixed-rate debt into variable rate debt based on LIBOR. We may borrow additional money with variable interest rates in the future, and may enter into other transactions to limit our exposure to rising interest rates as we determine to be appropriate and cost effective. Increases in interest rates, or the loss of the benefits of hedging agreements, would increase our interest expense, which would adversely affect cash flow and our ability to service our debt and make distributions to our securityholders.

     PROVISIONS OF MARYLAND LAW AND OUR DECLARATION OF TRUST AND BYLAWS COULD INHIBIT CHANGES IN CONTROL. Maryland law and our declaration of trust and bylaws contain a number of provisions that may have the effect of discouraging transactions that involve an actual or threatened change of control. These provisions include:

•	Classified board of trustees and size of board fixed with range — Our board of trustees is divided into three classes with staggered terms of office. The total number of trustees is fixed by a majority vote of the board of trustees within a range of a minimum of nine and a maximum of 16. These provisions may make it more difficult for a third party to gain control of our board of trustees. At least two annual meetings of shareholders, instead of one, generally would be required to effect a change in a majority of the board of trustees, and the number of trustees cannot be increased above the maximum number of trustees specified in the declaration of trust without board and shareholder approvals.

•	Removal of trustees — Under our declaration of trust, subject to the rights of one or more classes or series of preferred shares to elect one or more trustees, a trustee may be removed at any time, but only with cause, at a meeting of the shareholders by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote generally in the election of trustees.

•	Board Vacancies Filled by the Board for the Remaining Term — Vacancies that result from an increase in the size of the board, or the death, resignation, or removal of a trustee, may be filled only by the affirmative vote of a majority of the remaining trustees even if they do not constitute a quorum. Trustees elected to fill vacancies shall hold office for the remainder of the full term of the class of trustees in which the vacancy occurred, as opposed to until the next annual meeting of shareholders, and until a successors is elected and qualified.

•	Unsolicited Takeover Provisions of Maryland Law — Maryland law provides protection for Maryland real estate investment trusts against unsolicited takeovers by protecting the board of trustees with regard to actions taken in a takeover context. Maryland law provides that the duties of trustees will not require them to (a) accept, recommend, or respond to any proposal by a person seeking to acquire control, (b) authorize the real estate investment trust to redeem any rights under, modify, or render inapplicable a shareholder rights plan, (c) make a determination under the Maryland Business Combination Statute or the Maryland Control Share Acquisition Statute, or (d) act or fail to act solely because of the effect the act or failure to act may have on an acquisition or potential acquisition of control or the amount or type of consideration that may be offered or paid to shareholders in an acquisition. Maryland law also establishes a presumption that an act of a trustee satisfies the required standard of care. In addition, an act of a trustee relating to or affecting an acquisition or a potential acquisition of control is not subject under Maryland law to a higher duty or greater scrutiny than is applied to any other act of a trustee. Maryland law also provides that the duty of a trustee is only enforceable by the trust or in the right of the trust. A shareholder suit to enforce the duty of a trustee, therefore, can only be brought derivatively.

•	Call of Special Meetings of Shareholders — Our bylaws provide that special meetings of shareholders may be called only by the chairman of the board, the president, one-third of the trustees or by the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at the meeting. This provision limits the ability of shareholders to call special meetings.

•	Advance Notice Provisions for Shareholder Nominations and Shareholder New Business Proposals — Our bylaws require advance written notice for shareholders to nominate a trustee or bring other business before a meeting of shareholders. This provision limits the ability of shareholders to make nominations for trustees or introduce other proposals that are not timely received for consideration at a meeting.

•	Two-thirds Shareholder Vote Required to Approve Some Amendments to the Declaration of Trust — Some amendments to the declaration of trust must first be declared advisable by the board of trustees and thereafter must be approved by shareholders by the affirmative vote of not less than two-thirds of all votes entitled to be cast. These vote requirements may make amendments to our declaration of trust that shareholders believe desirable more difficult to effect.

•	Exclusive Authority of Board to Amend Bylaws, Except for Specified Amendments — Our bylaws provide that the power to amend, repeal or adopt new bylaws is vested exclusively with the board of trustees, except that any amendments by the board of trustees to the bylaw provisions relating to meetings of shareholders, the minimum and maximum number of trustees, and the requirement that at least two-thirds of the trustees must be persons who are not executive officers of Equity Office or persons affiliated with Mr. Zell or his affiliates are subject to the approval of shareholders by vote of a majority of the votes cast. These provisions may make more difficult bylaw amendments that shareholders may believe are desirable.

•	Business Combination with Interested Shareholders — The Maryland Business Combination Act provides that, unless exempted, a Maryland real estate investment trust may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of shares and other specified transactions, with an “interested shareholder” or its affiliates, for five years after the most recent date on which the interested shareholder became an interested shareholder and thereafter unless specified criteria are met. Our board of trustees has elected by resolution to exempt from the provisions of the Maryland Business Combination Act any business combination with any person. However, this resolution, by its terms, may be altered or repealed at any time, in whole or in part, by the board of trustees.

•	Other Constituencies — Maryland law expressly codifies the authority of a Maryland real estate investment trust to include in its charter a provision that allows the board of trustees to consider the effect of a potential acquisition of control on shareholders, employees, suppliers, customers, creditors and communities in which offices or other establishments of the trust are located. Our declaration of trust does not include a provision of this type. Maryland law also provides, however, that the inclusion or omission of this type of provision in the declaration of trust of a Maryland real estate investment trust does not create an inference concerning factors that may be considered by the board of trustees regarding a potential acquisition of control. This law may allow the board of trustees to reject an acquisition proposal even though the proposal was in the best interests of our shareholders.

     WE COULD ADOPT MARYLAND LAW LIMITATIONS APPLICABLE TO CHANGES IN CONTROL. Provisions of Maryland law prohibit “business combinations,” including some issuances of equity securities, between a Maryland REIT and any person who beneficially owns 10% or more of the voting power of its outstanding shares, or, in other words, an “interested shareholder,” or any affiliate of an interested shareholder. Our board of trustees has elected to opt out of these business combinations provisions. Our board of trustees may, however, repeal this election and cause us to become subject to these provisions in the future, except with respect to a securityholder who became an interested shareholder in connection with our formation in July 1997.

     WE HAVE SHARE OWNERSHIP LIMITS FOR REIT TAX PURPOSES. Primarily to facilitate maintenance of our REIT qualification, our declaration of trust generally prohibits ownership by any single shareholder of more than 9.9%, in value or number of shares, whichever is more restrictive, of any class or series of our outstanding shares. This is referred to as the “ownership limit.” The federal tax laws include complex stock ownership and attribution rules that apply in determining whether a shareholder exceeds the ownership limit. These rules may cause a shareholder to be treated as owning the shares that are actually owned by others, including family members and entities in which a shareholder has an ownership interest. Our declaration of trust permits, and in some cases requires, the board of trustees to waive or modify the ownership limit, if the board of trustees is satisfied that the waiver or modification will not jeopardize our REIT qualification. In addition, our declaration of trust allows the board of trustees to modify the ownership limits applicable to series of preferred shares issued in business combination transactions. Absent a modification or waiver, shares acquired or held in violation of the ownership limit will be transferred to a trust for the exclusive benefit of a designated charitable beneficiary, and the shareholder’s rights to distributions and to vote would terminate. Also, the ownership limit could delay or prevent a change in control that is opposed by the board of trustees and, therefore, could adversely affect our securityholders’ ability to realize a premium over the then-prevailing market price for their securities.

     Our declaration of trust also includes an additional ownership limit designed to help us remain qualified as a “domestically controlled REIT” for federal income tax purposes. This ownership limit prevents any person from acquiring our shares if the acquisition by that person would cause 43% or more of the fair market value of our issued and outstanding shares to be owned, directly or indirectly, by non-U.S. persons. The ownership limit does not apply to any acquisition of our preferred shares that were outstanding as of June 19, 2000, or to common shares issued upon conversion of any of these preferred shares.

     ENVIRONMENTAL PROBLEMS ARE POSSIBLE AND CAN BE COSTLY. Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at that property or at impacted neighboring properties. If unidentified environmental problems arise, we may have to make substantial payments, which could adversely affect our cash flow and our ability to make distributions to our securityholders because:

•	the owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by these parties in connection with the contamination;

•	environmental laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew about or caused the presence of the contaminants;

•	even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred; and

•	third parties, such as neighboring property owners, may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating or migrating from that site.

     Environmental laws also govern the presence, maintenance and removal of asbestos. These laws require that owners or operators of buildings containing asbestos:

•	properly manage and maintain the asbestos;

•	notify and/or train those who may come into contact with asbestos, such as tenants, visitors and employees; and

•	undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building.

     These laws may impose fines and penalties on building owners or operators who fail to comply with these requirements. Moreover, third parties may seek recovery from owners or operators for personal injuries associated with exposure to asbestos fibers.

     Independent environmental consultants have conducted Phase I or equivalent environmental site assessments at substantially all of our properties. These assessments have included, at a minimum, a visual inspection of the properties and the surrounding areas, an examination of current and historical uses of the properties and the surrounding areas and a review of relevant state, federal and historical documents. Where appropriate, on a property by property basis, these consultants have conducted additional testing, including sampling for asbestos, for lead in drinking water, for soil contamination where underground storage tanks are or were located or where other past site usages indicate a potential environmental problem, and for contamination in groundwater.

     These environmental assessments have not revealed any environmental liabilities at the properties that we believe will require us to incur costs material to our business. A number of the office properties contain asbestos, but most of these buildings contain only minor amounts. We believe this asbestos is in good condition and very little of it is of a type that is easily crumbled, which is the type most susceptible to the release of asbestos fibers. For a few of our properties, the environmental assessments note potential offsite sources of contamination such as underground storage tanks. For some of the properties, the environmental assessments note previous uses, such as the former presence of underground storage tanks or historical manufacturing operations. In most of these cases, follow-up soil and/or groundwater sampling has not identified elevated levels of contamination. Those of our current or former properties where such contamination has been found are being investigated and/or remediated as required by applicable laws and regulations. We do not believe that the contamination at any of these properties will result in a material liability for us.

     Although the environmental investigations conducted to date have not revealed any environmental liability that we believe would have a material adverse effect on our business, assets or results of operations, it is possible that these investigations did not reveal all environmental liabilities or their extent, or that there are material environmental liabilities of which we are unaware. In addition, no assurances can be given that (1) future laws, ordinances, or regulations will not impose any material environmental liability, or (2) the current environmental condition of our properties has not been, or will not be affected by tenants and occupants of our properties, by the condition of other properties in the vicinity of our properties or by third parties unrelated to us.

     WE ARE DEPENDENT ON OUR KEY PERSONNEL. We depend on the efforts of Samuel Zell, our chairman of the board, and our executive officers, particularly Timothy H. Callahan, our president and chief executive officer. If they were to resign, our operations could be adversely affected. We do not have employment agreements with Mr. Zell or any of our executive officers, including Mr. Callahan.

     COMPETITION FOR SKILLED PERSONNEL COULD INCREASE OUR LABOR COSTS, WHICH WE MAY NOT BE ABLE TO OFFSET BY INCREASING THE RATES WE CHARGE OUR TENANTS. We compete with various other companies in attracting and retaining qualified and skilled personnel. We depend on our ability to attract and retain skilled management personnel who are responsible for the day-to-day operations of our company. Competitive pressures may require that we enhance our pay and benefits package to compete effectively for such personnel. We may not be able to offset such added costs by increasing the rates we charge our tenants. If there is an increase in these costs or if we fail to attract and retain qualified and skilled personnel, our business and operating results could be harmed.

     CONTINGENT OR UNDISCLOSED LIABILITIES ACQUIRED IN MERGERS OR SIMILAR TRANSACTIONS COULD REQUIRE US TO MAKE SUBSTANTIAL PAYMENTS. The properties which we acquired in our formation and in our subsequent mergers with Beacon Properties Corporation, Cornerstone Properties Inc. and Spieker were acquired subject to liabilities and without any recourse with respect to unknown liabilities. In addition, we have acquired numerous other properties where we have only limited recourse with respect to unknown liabilities. As a result, if liabilities were asserted against us based upon any of those properties, we might have to pay substantial sums to settle them, which could adversely affect our cash flow and our ability to service debt and make distributions to our securityholders. Unknown liabilities with respect to properties acquired might include:

•	liabilities for clean-up or remediation of undisclosed environmental conditions;

•	unasserted claims of tenants, vendors or other persons dealing with the former owners of the properties;

•	liabilities incurred in the ordinary course of business; and

•	claims for indemnification by general partners, directors, officers and others indemnified by us or the former owners of the properties.

     OUR EARNINGS AND CASH DISTRIBUTIONS WILL AFFECT THE MARKET PRICE OF OUR SECURITIES. We believe that the market value of a REIT’s equity securities is based primarily upon the market’s perception of the REIT’s growth potential and the REIT’s current and potential future cash distributions, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our securities may trade at prices that are higher or lower than the net asset value per share. To the extent that we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our securities. Our failure to meet the market’s expectations with regard to future earnings and cash distributions would likely adversely affect the market price of our securities.

     MARKET INTEREST RATES MAY HAVE AN EFFECT ON THE VALUE OF OUR SECURITIES. One of the factors that investors consider important in deciding whether to buy or sell shares of a REIT is the distribution rate on the REIT’s shares, considered as a percentage of the price of those shares, relative to market interest rates. If market interest rates increase, prospective purchasers of REIT shares may expect a higher distribution rate. Thus, higher market interest rates could cause the market price of our securities to go down.

     WE ARE DEPENDENT ON EXTERNAL SOURCES OF CAPITAL FOR FUTURE GROWTH. To qualify as a REIT, we must distribute to our shareholders each year at least 90% of our net taxable income, excluding any net capital gain. Because of this distribution requirement, it is not likely that we will be able to fund all future capital needs, including for acquisitions and developments, from income from operations. Therefore, we will have to rely on third-party sources of capital, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of things, including the market’s perception of our growth potential and our current and potential future earnings. Moreover, additional equity offerings may result in substantial dilution of our shareholders’ interests, and additional debt financing may substantially increase our leverage.

     IF WE FAIL TO QUALIFY AS A REIT, OUR SHAREHOLDERS WOULD BE ADVERSELY AFFECTED. We believe that we have qualified for taxation as a REIT for federal income tax purposes since 1997. We plan to continue to meet the requirements for taxation as a REIT but we cannot assure shareholders that we will qualify as a REIT. Many of the REIT requirements are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control, including, in limited circumstances, factual matters and circumstances relating to some corporations that were operating as REITs at the time we acquired them. For example, to qualify as a REIT, at least 95% of our gross income must come from sources that are itemized in the REIT tax laws. We are also required to distribute to shareholders at least 90% of our REIT taxable income, excluding capital gains. The fact that we hold our assets through EOP Partnership and its subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize Equity Office’s REIT status. Furthermore, Congress and the Internal Revenue Service might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible, for us to remain qualified as a REIT.

     If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the Internal Revenue Service granted us relief under statutory provisions, we would remain disqualified as a REIT for the four years following the year we first failed to qualify. If we failed to qualify as a REIT, we would have to pay significant income taxes. This would likely have a significant adverse effect on the value of our securities. In addition, we would no longer be required to make any distributions to securityholders.

     WE PAY SOME TAXES. Even if we qualify as a REIT for federal income tax purposes, we are required to pay some federal, state and local taxes on our income and property. Several corporate subsidiaries of Equity Office have elected to be treated as “taxable REIT subsidiaries” of Equity Office for federal income tax purposes since January 1, 2001. A taxable REIT subsidiary is a fully taxable corporation and is limited in its ability to deduct interest payments made to us. In addition, we will be subject to a 100% penalty tax on some payments that we receive if the economic arrangements among our tenants, our taxable REIT subsidiaries and us are not comparable to similar arrangements among unrelated parties. To the extent that Equity Office or any taxable REIT subsidiary is required to pay federal, state or local taxes, we will have less cash available for distribution to shareholders. cash available for distribution to shareholders. cash available for distribution to shareholders. cash available for distribution to shareholders.